Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Market - Linked Securities Linked to the Worst of RTY and SPX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Russell 2000 ® Index (ticker: “RTY”) and the S&P 500 ® Index (ticker: “SPX”) Underlyings: April 30, 2024 Pricing date: Annually, beginning approximately one year after issuance Valuation dates: April 30, 2027 Final valuation date: May 5, 2027 Maturity date: If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Automatic early redemption: At least 6.30% per annum* Premium: 17331AF89 / US17331AF892 CUSIP / ISIN: For each underlying, its closing value of the underlying on the pricing date Initial underlying value: For each underlying, its closing value of the underlying on the final valuation date Final underlying value: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Underlying return: On any valuation date, the underlying with the lowest underlying return Worst performer: • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value: $1,000 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated April 1, 2024 Preliminary pricing supplement: * The actual premium will be determined on the pricing date. ** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary. Hypothetical Interim Payment per Security ** Premium Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Initial Underlying Value April 30, 2025 12.60% April 30, 2026 If the closing value of the worst performer is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. Hypothetical Payment at Maturity per Security *** Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Payment at Maturity Hypothetical Worst Underlying Return on Final Valuation Date $1,189.00 100.00% $1,189.00 50.00% $1,189.00 25.00% $1,189.00 0.00% $1,000.00 - 0.01% $1,000.00 - 25.00% $1,000.00 - 50.00% $1,000.00 - 75.00% $1,000.00 - 100.00% *** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the securities. • Your potential return on the securities is limited. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the securities are not automatically redeemed prior to maturity or if the worst performing underlying declines sufficiently from its initial underlying value to its final underlying value. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • Sale of the securities prior to maturity may result in a loss of principal . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.